TERMINATION AMENDMENT
TO THE
ANADARKO EMPLOYEE SAVINGS PLAN
(As Amended and Restated Effective January 1, 2015)
WHEREAS, Anadarko Petroleum Corporation (the “Company”) has previously adopted the Anadarko Employee Savings Plan (as Amended and Restated Effective January 1, 2015), and as further amended from time to time (the “Plan”); and
WHEREAS, pursuant to Section 10.3 of the Plan, the Board of Directors of the Company took all legal actions to terminate the Plan effective as of August 7, 2019 and to cease further purchases in the Plan’s Company Stock Fund effective as of August 8, 2019;
NOW, THEREFORE, the Company hereby amends the Plan, effective as of August 7, 2019, to reflect the Plan termination, as follows:
1.Effective as of August 7, 2019, the following new Section 2.5 shall be added at the end of Article II of the Plan:
“2.5    Plan Termination: Effective as of August 7, 2019 (the ‘Termination Date’), the Plan is terminated and, notwithstanding any provision hereof to the contrary, on and after the Termination Date: (i) no new Participants shall be allowed to commence (or re-commence) participation in the Plan; (ii) no Participant Contributions or Rollover Contributions will be made to the Plan after the Termination Date; (iii) no new Participant loans will be made from the Plan on or after the Termination Date; (iv) no Employer Contributions will be made to the Plan based on Compensation earned after the Termination Date; and (v) the unvested portion of any Accounts as of the Termination Date shall be fully vested as of the Termination Date.”
2.Effective as of August 8, 2019, the following new sentences shall be added to the end of Section 4.10(a) of the Plan:
“Notwithstanding the foregoing sentence or any other provision of the Plan to the contrary, effective as of August 8, 2019 (“Freeze Date”), the Plan Sponsor, in its corporate or settlor capacity, froze the Company Stock Fund and on and after the Freeze Date such fund shall no longer be open to or accept new investment or reinvestment, including from another Plan investment option (including amounts that were previously invested in the Company Stock Fund), other than the loan repayments, to the extent the loan amount was funded from the Company Stock Fund prior to the Merger Date, and cash dividends paid with respect to shares of Company common stock in the Company Stock Fund. Any amounts transferred from the Company Stock Fund to any other Plan investment options cannot be subsequently reinvested in the Company Stock Fund on or after the Freeze Date. Any cash amounts received by the Plan on behalf of Participants in consideration for the conversion of the common stock of the Company in the Company Stock Fund in connection with the transaction pursuant to that certain Agreement and Plan of Merger, dated as of May 9, 2019, by and among the Company, Occidental Petroleum Corporation and certain other parties shall be reinvested in the then-designated qualified default investment alternative applicable for such Participants invested in the Company Stock Fund.”
IN WITNESS WHEREOF, this Termination Amendment to the Anadarko Employee Savings Plan (as Amended and Restated Effective January 1, 2015) is hereby approved, ratified and executed by an authorized officer of Anadarko Petroleum Corporation on this 28th day of August 2019, to be effective as provided above.
ANADARKO PETROLEUM CORPORATION
By:    /s/ Marcia E. Backus
Name:    Marcia E. Backus
Title:    Senior Vice President

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